Exhibit 5.1

BCD Semiconductor Manufacturing Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1102

Cayman Islands

[—] 2011

Dear Sirs

Re: BCD Semiconductor Manufacturing Limited

We have acted as Cayman Islands counsel to BCD Semiconductor Manufacturing Limited (the “Company”), a company registered on 8 April 2004 (the “Registration Date”) by way of continuation (from Bermuda) as an exempted company in the Cayman Islands, and have been requested to render this opinion in connection with the Company’s registration statement (the “Registration Statement”) on Form F-1, including all amendments or supplements thereto (the “Form F-1”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, (the “Act”) in respect of the proposed initial offering of the Company’s American Depositary Shares (“ADSs”) representing: (i) Company’s ordinary shares of par value US$0.001 each (the “New Shares”); (ii) certain of the Company’s ordinary shares of par value US$0.001 each (the “Legacy Shares”) currently held by selling shareholders (“Selling Shareholders”); and (iii) certain of the Company’s ordinary shares of par value US$0.001 each acquired by the Selling Shareholders upon the automatic conversion of the Company’s preferred shares of par value US$0.001 held by them prior to the closing of the underwritten public offering contemplated by Form F-1 (the “Exchange Shares”). Such public offering is being underwritten pursuant to an underwriting agreement (the “Underwriting Agreement”) among the Company and the underwriters named therein. This opinion is given in accordance with the terms of the Legal Matters section of the Form F-1.

1	Documents Reviewed

For the purpose of this opinion, we have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents that we deem necessary:

1.1	The certificate of registration by way of continuation of the Company dated 8 April 2004.

1.2	The second amended and restated memorandum of association of the Company adopted on 22 April 2004 and the third amended and restated articles of association of the Company adopted on 29 September 2005, as amended by special resolutions dated 29 November 2007, 29 January 2008, 4 February 2009 and 18 September 2009 (collectively, the “Pre-IPO M&A”).

1.3	Third amended and restated memorandum of association and fourth amended and restated articles of association of the Company as conditionally adopted by special resolution of the shareholders on 19 November 2010 and effective immediately upon the closing of the Company’s initial public offering of the Company’s ADSs representing its Ordinary Shares on Nasdaq Global Market, Inc. (collectively, the “Post-IPO M&A”).

1.4	The minutes of the meeting of the board of directors of the Company held on 13 September 2010 and [—] 2011 (the “Minutes”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.5	The minutes of the extraordinary general meeting of the Company held on 19 November 2010 (the “Shareholder Minutes”).

1.6	A Certificate of Good Standing issued by the Registrar of Companies of the Cayman Islands (the “Certificate of Good Standing”).

1.7	A certificate from a director of the Company, a copy of which is annexed hereto (the “Director’s Certificate”).

1.8	The Form F-1.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	From the Registration Date, the Company continued as a body corporate for all purposes as if incorporated and registered as an exempted company under and subject to the Companies Law (2010 Revision) of the Cayman Islands. The Company is in good standing under the laws of the Cayman Islands.

3.2	Immediately upon the completion of the Company’s initial public offering of it ADS’s representing its ordinary shares on the Nasdaq Global Markets, the authorised share capital of the Company will be US$1,050,000 divided into 1,000,000,000 shares of ordinary shares of par value US$0.001 each and 50,000,000 preference shares of par value of US$0.001 each.

3.3	Under the Companies Law (2010 Revision) of the Cayman Islands, every person whose name is entered on the register of members of the Company (the “Share Register”) shall be deemed to be a member of the Company.

3.4	The allotment and issue of the New Shares has been duly authorised, and when allotted, issued and paid for in the manner described in the Underwriting Agreement and the Registration Statement and when appropriate entries have been made on the Share Register such New Shares will be legally issued, fully paid and non-assessable.

3.5	The allotment and issue of the Legacy Shares has been duly authorised and such Legacy Shares have been legally issued, fully paid and are non-assessable.

3.6	The allotment and issue of the Exchange Shares has been duly authorised, and when allotted, issued and registered in the name of the Selling Shareholders by making appropriate entries on the Share Register such Exchange Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Form F-1 and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Form F-1. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder

DIRECTOR’S CERTIFICATE

BCD Semiconductor Manufacturing Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

[—] 20[—]

To:	Maples and Calder
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Dear Sirs

BCD Semiconductor Manufacturing Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

4	The Current Memorandum and Articles remain in full force and effect and are unamended.

5	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Underwriting Agreement, Prospectus, Prospectus Supplement and the Registration Statement.

6	The Minutes are a true and correct record of the proceedings of such meeting, which was duly convened and held, and at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Pre-IPO M&A.

7	The Shareholder Minutes are a true and correct record of the proceedings of such meeting, which was duly convened and held, and at which a quorum was present throughout.

7.1	The authorised share capital of the Company under its Pre-IPO M&A is US$263,500 divided into 200,000,000 Ordinary Shares, par value US$0.001 per share, 28,000,000 Series A Preference Shares, par value US$0.001 per share, 11,500,000 Series B Preference Shares, par value US$0.001 per share and 24,000,000 Series C Preference Shares, par value US$0.001 per share. Upon the Post-IPO M&A becoming effective, the authorised share capital of the Company will be US$1,050,000 divided into 1,000,000,000 shares of Ordinary Shares of par value US$0.001 each and 50,000,000 Preference Shares of par value of US$0.001 each. The allotment and issue of the Legacy Shares has been duly authorised and such Legacy Shares have been legally issued, fully paid and are non-assessable. The allotment and issue of the Exchange Shares has been duly authorised, and when allotted, issued and registered in the name of the Selling Shareholders by making appropriate entries on the Share Register such Exchange Shares will be legally issued, fully paid and non-assessable.

8	The shareholders of the Company have not restricted or limited the power of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Underwriting Agreement and the Registration Statement.

9	The resolutions contained in the Minutes and the Shareholder Minutes were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

10	The directors of the Company at the date of the Minutes and at the date hereof were and are as follows:

Joseph Yen-Liang Liu,

Herbert Chang,

Chieh Chang,

Michael Pfeiffer,

Wenqi Gu,

Kheng Nam Lee.

11	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

12	Prior to, at the time of, and immediately following the execution of the Underwriting Agreement and the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Underwriting Agreement and the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

13	Each director considers the transactions contemplated by the Underwriting Agreement and the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

14	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or the shareholders, taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

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I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:

Name:

Director